UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM 8-K
____________________

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 1, 2014

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HARVARD BIOSCIENCE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33957	04-3306140
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

84 October Hill Road, Holliston, MA	01746
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (508) 893-8999

________________________________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On October 1, 2014, Harvard Bioscience, Inc. (the “Company”) issued a press release announcing that on such date it completed the acquisition of two privately held life science companies: Multi Channel Systems MCS GmbH, a German company with limited liability headquartered in Reutlingen, Germany  (“MCS”) and Triangle BioSystems, Inc., a Delaware corporation based in Durham, North Carolina (“TBSI”). The full text of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Multi Channel Systems MCS GmbH

To consummate the acquisition of MCS, on October 1, 2014, Biochrom Limited, a limited company incorporated in the United Kingdom and a wholly owned subsidiary of the Company (“Biochrom”), entered into a Share Purchase Agreement (the “MCS Purchase Agreement”) with Multi Channel Systems Holding GmbH, a German company with limited liability (“MCS Seller”), pursuant to which Biochrom agreed to acquire all of the outstanding shares of MCS from the MCS Seller.  The closing of the acquisition of MCS occurred simultaneously with the signing of the MCS Purchase Agreement.  The initial estimated purchase price for the purchase of MCS consisted of approximately €7.5 million in cash.

The MCS Purchase Agreement contains customary representations, warranties and indemnification provisions, as well as a customary post-closing adjustment to the estimated purchase price based on reviews of the closing calculations of financial liabilities, cash and working capital.  In addition, the MCS Purchase Agreement contains non-competition provisions pursuant to which the MCS Seller and key MCS employees agreed that they would not directly or indirectly engage in the current business of MCS existing as of closing date of the transaction, for a period of five years beginning on the closing date of the transaction.

The preceding description of the MCS Purchase Agreement is a summary of its material terms, does not purport to be complete, and is qualified in its entirety by the copy of the MCS Purchase Agreement, which is filed herewith as Exhibit 2.1.

Triangle BioSystems, Inc.

To consummate the acquisition of TBSI, on October 1, 2014, the Company entered into a Stock Purchase Agreement (the “TBSI Purchase Agreement”) with TBSI, and the shareholders of TBSI (“TBSI Sellers”) and James Morizio, as TBSI Sellers’ representative, pursuant to which the Company agreed to acquire all of the outstanding shares of TBSI.  The closing of the acquisition of TBSI occurred simultaneously with the signing of the TBSI Purchase Agreement. The initial estimated purchase price for the purchase of TBSI consisted of approximately $1.6 million in cash, net of acquired cash.

The TBSI Purchase Agreement contains customary representations, warranties and indemnification provisions, as well as a post-closing adjustment to the estimated purchase price based on reviews of the closing calculations of the estimated closing cash and closing accounts receivables. In addition, the TBSI Purchase Agreement required the key shareholder, James Morizio, and certain key employees, to execute non-competition and non-solicitation agreements in favor of the Company and TBSI.

The preceding description of the TBSI Purchase Agreement is a summary of its material terms, does not purport to be complete, and is qualified in its entirety by the copy of the TBSI Purchase Agreement, which is filed herewith as Exhibit 2.2.

Item 9.01. Financial Statements and Exhibits.

 (d) Exhibits.

Exhibit Number	Title
2.1	Share Purchase Agreement, dated October 1, 2014, by and between Biochrom Limited, as Buyer, and Multi Channel Systems Holding GmbH, as Seller*
2.2	Stock Purchase Agreement, dated October 1, 2014, by and among Harvard Bioscience, Inc., as Buyer, Triangle BioSystems, Inc., and the Sellers named therein*
99.1	Press Release issued by Harvard Bioscience, Inc. on October 1, 2014
* The Company has omitted the schedules and exhibits to this agreement pursuant to Item 601(b)(2) of Regulation S-K and shall furnish supplementally to the SEC copies of any of the omitted schedules and exhibits upon request.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARVARD BIOSCIENCE, INC.
(Registrant)
October 1, 2014	/s/ ROBERT E. GAGNON
(Date)	Robert E. Gagnon Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Title
2.1	Share Purchase Agreement, dated October 1, 2014, by and between Biochrom Limited, as Buyer, and Multi Channel Systems Holding GmbH, as Seller*
2.2	Stock Purchase Agreement, dated October 1, 2014, by and among Harvard Bioscience, Inc., as Buyer, Triangle BioSystems, Inc., and the Sellers named therein*
99.1	Press Release issued by Harvard Bioscience, Inc. on October 1, 2014
* The Company has omitted the schedules and exhibits to this agreement pursuant to Item 601(b)(2) of Regulation S-K and shall furnish supplementally to the SEC copies of any of the omitted schedules and exhibits upon request.